Exhibit 4

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and among Morgan Creek Private Opportunities, LLC Series M—Gemini, Morgan Creek Digital Fund III, LP, and Mark W. Yusko (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or Schedule 13G with respect to shares of Class A Common Stock of Gemini Space Station, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or Schedule 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or as the Filers may mutually agree.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be executed as of this 19th day of September, 2025.

Morgan Creek Private Opportunities, LLC Series M—Gemini

By:	/s/ Mark Yusko
Name:	Mark Yusko
Title:	Authorized Signatory

Morgan Creek Digital Fund III, LP

By:	/s/ Mark Yusko
Name:	Mark Yusko
Title:	Authorized Signatory

/s/ Mark W. Yusko
Mark W. Yusko